Exhibit 10.1

RESIGNATION AND RELEASE

THIS RESIGNATION AND RELEASE (“Agreement”) is made and entered into as of the 27th day of March, 2013 (the “Execution Date”), by and between WYNN RESORTS, LIMITED (“Company”) and MARC D. SCHORR (“Employee”).

WITNESSETH:

WHEREAS, Company is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Blvd. South, Las Vegas, Nevada 89109, and is engaged in the business of developing, constructing and operating a casino resorts; and,

WHEREAS, Employee is an adult individual residing at ********************; and,

WHEREAS, Employee has been in the employ of Company in the position of Chief Operating Officer pursuant to that certain Employment Agreement dated as of March 4, 2008 (the “2008 Agreement”), as amended by that certain First Amendment to Employment Agreement dated as of December 31, 2008 (the “First Amendment”), and as further amended by that certain Second Amendment to Employment Agreement effective as of October 31, 2012 (the “Second Amendment”), the 2008 Agreement, the First Amendment and the Second Amendment are collectively referred to herein as the “Employment Agreement”); and,

WHEREAS, Employee also serves as an officer, employee, director, member and/or agent for the Company and the Company subsidiaries and affiliates; and

WHEREAS, Employee has advised the Company that he desires to reach a mutual agreement regarding his retirement from the Company and from his position as Chief Operating Officer of the Company as well as all other positions he holds as an officer, employee, director, member and/or agent of the Company and the Company’s subsidiaries and affiliates; and

WHEREAS, Employee has agreed to tender and Company has agreed to accept Employee’s retirement request and the relinquishment of all his positions at the Company and the Company’s subsidiaries and affiliates; and

WHEREAS, Employee and Company have agreed that Employee’s effective date of retirement shall be June 1, 2013 in order for Company and Employee to plan for an orderly transition of responsibilities; and

WHEREAS, Company and Employee desire to address and resolve any and all dealings, rights and claims between them, including by way of example and not limitation, any such matters arising out of the Employment Agreement, Employee’s employment with Company, and his retirement therefrom.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations, and warranties herein contained and intending to be legally bound thereby, Employee and Company do hereby promise and agree as follows:

1.      RESIGNATION OF EMPLOYMENT.

(a)    Resignation as COO. Employee hereby resigns his position of Chief Operating Officer of the Company and Company hereby accepts Employee’s resignation from such employment effective 5 p.m. Pacific Standard Time on June 1, 2013 (the “Effective Date”).

(b)    Resignation of Other Positions. Employee hereby agrees that between the Execution Date and the Effective Date, Employee shall resign all other officer, employee, member, director and/or agent positions that the Employee holds with the Company in the manner and time determined by the Company; provided however, that as of the Effective Date, Employee does hereby resign all positions that Employee holds with the Company and or its subsidiaries and affiliates.

(c)    Employment Status. Employee agrees that his employment status with the Company shall be “Retired” from the Effective Date through June 1, 2018. On June 1, 2018. Employee status will be change to “Terminated.”

(d)    Availability. Employee agrees, that for a period of five (5) years from the Effective Date, to cooperate and make himself reasonably available to Company, Company’s affiliates and their respective attorneys to discuss, consult and assist on matters in which the Employee was involved prior to the Execution Date. Employee agrees to cooperate with the Company and to execute all such necessary and appropriate documents to orderly transfer Employee’s responsibilities.

2.      SEVERANCE COMPENSATION. For and in consideration of this Agreement, Company agrees to provide to Employee, and Employee hereby agrees to accept from Company, the following severance compensation:

(a)    Base Salary. Employee shall be entitled to receive all unpaid Base Salary through the Effective Date, less all applicable taxes and withholdings.

(b)    Vacation. Employee shall also be paid for all accrued vacation through the Effective Date in accordance with the policies of the Company.

(c)    Medical Benefits. From and after the Effective Date through June 1, 2018, Employee will continue to receive health benefits coverage for Employee and Employee’s dependents under the same plans under which they were covered immediately before the Effective Date, subject to the changes and modification that the Company may make to such plans. All cost of such health coverage shall be paid by the Company until the earlier of Employee’s death or June 1, 2018. Nothing herein shall be interpreted as to prohibit the Company from making any changes or modification to the Company’s health insurance programs.

(d)    Restricted Stock. Employee and Company have entered into that certain Restricted Stock Agreement dated as of October 16, 2008, as amended by that First Amendment to Restricted Stock Agreement dated as of February 22, 2013 (collectively the “Restricted Stock Agreement”) concerning the grant of 250,000 shares of Wynn Resorts Limited common stock (the “WRL Common Stock”). As of the Execution Date, Employee acknowledges that 50,000 shares of the WRL Common Stock subject to that Restricted Stock Agreement have vested. Company agrees to accelerate the vesting of the remaining 200,000 shares of WRL Common Stock subject to the Restricted Stock Agreement and that such 200,000 remaining shares of WRL Common Stock shall vest in the entirety as of May 31, 2013.

(e)    2009 Stock Option. Company acknowledges that Employee was granted an option on May 6, 2009 (the “2009 Stock Option”) to purchase 500,000 shares of WRL Commons Stock and that as of the Effective Date, Employee’s right to exercise the 2009 Stock Option for 200,000 shares of WRL Common Stock will have vested. Employee shall be eligible to exercise the 2009 Stock Option for such 200,000 vested shares (less any vested shares that Employee may have previously exercised) in accordance with the terms of the Wynn Resorts, Limited 2002 Stock Incentive Plan and the 2009 Stock Option. Employee acknowledges and agrees that after the Effective Date, none of the remaining 300,000 shares of WRL Common Stock subject to the 2009 Stock Option shall vest and Employee’s right to exercise the 2009 Stock Option for such remaining 300,000 shares shall terminate as of the Effective Date.

3.      WAIVER AND RELEASE. Except for the specific covenants elsewhere in this Agreement, and to the extent consistent with law, Employee, for Employee, Employee’s spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), to the extent consistent with law, hereby fully and forever releases, acquits, discharges and promises not to sue Wynn Resorts, Limited and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any past, present or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated (hereinafter “Releasees”), over any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorney’s fees, liabilities and indemnities of any nature whatsoever, whether negligent or intentional, whether now known or unknown, discovered now or in the future, whether based on race, age, disability, national origin, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements and retirement plans, whether based on contract (including but not limited to the Employment Agreement), tort, defamation, statute or other legal or equitable theory of recovery, whether mature or to mature in the future, which from the beginning of time of the world to the Effective Date Employee had, now has or claims to have against Wynn Resorts, Limited or any other person or entity described above.

Without limiting the foregoing, this Agreement applies to any and all matters that have been or which could have been asserted in a lawsuit or in any state or federal court, up to the date of this Agreement, specifically including, but not by way of limitation, claims under the Equal Pay Act, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state. Notwithstanding the above, this release does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes.

This release also does not limit either party’s right, where applicable, to file an administrative charge or participate in an investigative proceeding of any federal, state or local governmental agency, but does operate as a waiver of any personal recovery if related to the claims released herein

4.      RESTRICTIVE COVENANT/NO SOLICITATION. Employee and Company agree that during the Employee’s tenure with the Company, Employee had the opportunity to receive highly confidential and proprietary information of the Company and its affiliates. Further, Company’s decision to enter into this Agreement and to grant Employee the compensation described in Section 2 is directly related to Employee agreement to not participate into any business that is competitive with the Company without the expressed written permission of the Company. Accordingly, Employee agrees to the following:

(a)    Employee hereby covenants and agrees that until June 1, 2018, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Company or its affiliates (including but not limited to internet gaming except as may be conducted by Seth Schorr under Longshot/Aspect Interactive or Fifth Street Interactive), in the United States of America, Macau, SAR, Monaco or any other market in which Company or its affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations.

(b)    Employee hereby further covenants and agrees that, for a period of two (2) years following the Effective Date, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any management level employee of Company or its affiliates on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Company or its affiliates, in or about any market in which Company or its affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations.

(d)    Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 4 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Company, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 4 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 4 within the maximum time, geographical or other limitations permitted by Nevada law.

(e)    Company gives Employee specific permission to provide consulting services to hotel and casino operations that are under the continued management of Employee’s son, Seth Schorr, which currently include Fifth Street Gaming (including Fifth Street Interactive and Longshot/Aspect Interactive), Downtown Third, Downtown Grand, Lucky Club, Silver Nugget, Opera house, Little Macau Bar and Grill and the Gold Spike, at any time following the Effective Date.

5.      CONFIDENTIALITY. Company and Employee promises and agrees as follows:

(a)    Employee shall immediately return to Company all original and copies of files, memoranda, records, customer lists and all other documents or physical items which are the property of Company (collectively “Company Property”) and Employee shall not retain any copies of the Company Property. Electronically stored information (“ESI”) on the Employees personal computers that could be described as Company Property shall be deleted by Company personnel at the Company’s expense. Otherwise, such ESI shall not be considered Company Property.

(b)    Employee shall keep confidential and not disclose to anyone any information concerning Company business (including but not limited to any non-public information relating to the Company’s officers, directors or employees), customers, suppliers, marketing methods, trade secrets and other “know how”, and any other information not of a public nature, regardless of how such information came to Employee’s knowledge, custody or control. Notwithstanding the foregoing Employee shall not be required to keep confidential (a) information known to Employee prior to the commencement of his employment with the Company (or its affiliates) or (b) information that is or becomes generally publicly known through authorized disclosure.

(c)    Employee acknowledges that Company and its affiliates have a reputation for offering high-quality destination resort accommodations and services to the public, and are subject to regulation and licensing, and therefore desire to maintain their reputation and receive positive publicity. Employee therefore agrees to act in a manner that is not adverse, detrimental or contrary to the best interests of Company and its affiliates, and specifically Employee will not knowingly directly or indirectly make or publish any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of Company, its affiliates, or their respective officers, directors or employees.

(d)    Consistent with the amicable termination of Employee’s employment with Company as set forth in this Agreement, neither Company nor any of its affiliates shall, nor shall they suffer anyone else to, make or publish, directly or indirectly, any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of Employee or Employee’s professional performance during Employee’s employ with the Company. The Employee’s personnel file shall reflect that Employee voluntarily resigned his employment with the Company.

6.      EFFECTIVENESS. Subject to Section 20, this Agreement is effective as of the Execution Date, provided however, in the event Employee notifies the Company that Employee is revoking Employee’s waiver of any potential age discrimination claim, Company shall have the right within seven days of such notice of revocation to terminate this Agreement and cease making all payments and providing all benefits described herein.

7.      NOTICES. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested, addressed to:

TO COMPANY:	Attn: Legal Department Wynn Resorts, Limited 3131 Las Vegas Blvd. So. Las Vegas, Nevada 89109

TO EMPLOYEE:	Marc D. Schorr ***************** *****************

All notices hand-delivered shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 7.

8.      ASSIGNMENT. Neither Company nor Employee shall have the right to assign this Agreement or in any manner or fashion sell, assign or transfer its respective rights and/or interests hereunder without the prior written consent of the non-assigning party. Any purported assignment or transfer in violation of this Section 8 shall be null and void.

9.      GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

10.    BEST EVIDENCE. This Agreement shall be executed in original or “Xerox” photo-static copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.

11.    AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by a writing signed by all parties hereto.

12.    INTERPRETATION. The preamble recitals of the Agreement are incorporated into and made a part of this Agreement; titles of Sections are for convenience only and are not to be considered a part of this Agreement. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

13.    SEVERABILITY. In the event any one or more provisions of this Agreement is declared null and void or otherwise unenforceable as provided in this Agreement, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

14.    WAIVER. None of the terms in this Agreement, including this Section 14, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith, and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

15.    GENERAL WARRANTIES. Each party hereto warrants and represents to the other that each party has the full right, power, title and authority to enter into this Agreement.

16.    NO ADMISSION OF LIABILITY/LATER REPRESENTATIONS. Neither this Agreement nor anything contained in this Agreement shall be construed as an admission by Company that it has acted wrongfully with respect to Employee or other person, or that Employee has any rights whatsoever against Company.

17.    DISPUTE RESOLUTION. Except for a claim by either Employee or Company for injunctive relief where such would be otherwise authorized by law to enforce Sections 4 or 5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, the breach hereof, by Company, including without limitation any claim involving the interpretation or application of this Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law, shall be submitted to binding arbitration in accordance with the commercial arbitration rules then in effect of the Judicial Arbitration and Mediation Services (“JAMS”), to the extent not inconsistent with this Section as set forth below. The claim for arbitration will be made to the office of the JAMS with authority to administer claims in Nevada. This Section 17 applies to any claim Employee might have against any officer, director, employee, or agent of Company or its Affiliate, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of Employee’s employment with Company and the expiration of the Agreement.

(a)    Coverage of Arbitration Agreement: The promises by Company and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to the other consideration provided under the Agreement. The parties contemplate by this Section 17 arbitration of all claims against each of them to the fullest extent permitted by law except as specifically excluded by this Agreement. Only claims that are justiciable or arguably justiciable under applicable federal, state or local law are covered by this Section, and include, without limitation, any and all alleged violations of any federal, state or local law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employee. Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims. This Section 17 excludes claims under state workers’ compensation or unemployment compensation statutes; claims pertaining to any of Company’s employee welfare, insurance, benefit, and pension plans, with respect to which are applicable the filing and appeal procedures of such plans shall apply to any denial of benefits; and claims for injunctive or equitable relief for violations of non-competition and/or confidentiality agreements in Sections 4 and 5.

(b)    Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 17 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Company’s and Employee’s rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims covered by this Section 17(a). By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other. In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of Employee, a claim subject to arbitration, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim will be any award decreed by an arbitrator pursuant to the provisions of this Agreement.

(c)    Initiation of Arbitration: To commence arbitration of a claim subject to this Section 17, the aggrieved party must, within the time frame provided in Section 17(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Employee against Company, such notice shall be given to Company’s Legal Department. Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought. In the event that either party files an action in any court to pursue any of the claims covered by this Section 17, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration. In such event, the other party may move that court to compel arbitration. In the event a claim is filed in a court of law, which claim should have been filed in arbitration and the court so rules, the non -court filing prevailing party shall be awarded all costs and attorney fees expended to have the matter properly heard in arbitration.

(d)    Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Employee and Company must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that Company and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e)    Arbitrator Selection: The parties contemplate that, except as specifically set forth in this Section 17, selection of one (1) arbitrator shall take place in the following manner. The arbitrator must have been admitted to and been a member in good standing of such State Bar, for a minimum of 15 years or the arbitrator may have been a general jurisdiction trial judge with commercial dispute experience who retired as a judge in good standing after a minimum of 10 years of service.as a judge. If the arbitrator is not a retired judge, the arbitrator must have at least 15 years’ experience on the JAMS arbitration panel and must have demonstrated experience in employment law. The arbitrators must reside in California or Nevada. The parties will select one arbitrator from among a list of 15 qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator from the panel provided, the parties will select an arbitrator by alternatively striking names from the list of qualified arbitrators provided by JAMS. JAMS will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected. In the event that the selected arbitrator cannot serve, then the arbitrator who remained on the panel immediately before the final selection will be designated as the Arbitrator to hear the dispute. This procedure will repeat itself in the event of subsequent recusals to serve by the arbitrators.

(f)    Arbitration Rights and Procedures: Employee may be represented by an attorney of his/her choice at his/her own expense. Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement. The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted. The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed. The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing. The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition. The parties will exchange witness lists at least 30 days prior to the hearing. The arbitrator will have subpoena power so that either Employee or Company may summon witnesses. The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing. Both parties shall have the right to file post-hearing briefs. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g)    Arbitrator’s Award: The arbitrator will issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested. The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision shall be final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h)    Fees and Expenses: Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with JAMS and the fees and expenses of the arbitrator shall be allocated by the JAMS under its rules and procedures. Employee and Company shall each pay his/her/its own expenses for presentation of their cases, including but not limited to attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

18.    FINAL INTEGRATED AGREEMENT. This Agreement and other written agreements or sections thereof which are expressly referred to in this Agreement constitute the entire agreement and understanding of the parties hereto and supersedes any prior oral or written understandings, agreements and undertakings with respect to its subject matter including but not limited to all provisions contained in the Employment Agreement that do not expressly survive under this Agreement.

19.    TERMINATION OF AGREEMENTS. Employee and Company agree that, as of the Effective Date, the Employment Agreement shall terminate and be of no further force or effect, except with respect to such provisions in the Employment Agreement which specifically provide that the such provisions shall survive the termination of the Employment Agreement. Employee and Company agree that, as of the Effective Date, that certain Aircraft Time Sharing Agreement, dated as of November 26, 2002, as amended, between Company and Employee shall terminate and be of no further force or effect.

20.    AGE DISCRIMINATION CLAIMS.

a.    EMPLOYEE HEREBY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT EMPLOYEE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 626 et. seq.). EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT UPON RECEIPT OF THIS AGREEMENT, EMPLOYEE HAS A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT BEFORE SIGNING IT.

b.    EMPLOYEE FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING EMPLOYEE’S EXECUTION OF THIS AGREEMENT, EMPLOYEE MAY REVOKE EMPLOYEE’S WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AS TO ANY SUCH WAIVER OF AN AGE DISCRIMINATION CLAIM UNTIL THE REVOCATION PERIOD HAS EXPIRED. HOWEVER, ALL OTHER ASPECTS OF THIS AGREEMENT, EXCEPT FOR EMPLOYEE WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM, BECOMES EFFECTIVE AT THE TIME EMPLOYEE EXECUTES THIS AGREEMENT.

c    The parties agree that the twenty-one (21) day consideration period shall start on the date upon which this Agreement is presented to Employee or Employee’s counsel, and shall expire at midnight twenty-one (21) calendar days later. The parties further agree that the seven (7) day revocation period shall start on the date upon which the Employee executes this Agreement, and shall expire at midnight seven (7) calendar days later. If Employee elects to sign this Agreement prior to the end of the twenty-one (21) day consideration period, the mandatory seven (7) day revocation period will commence immediately the day after the date of execution.

d.    The parties hereby agree that any modifications to the proposed Agreement originally forwarded to Employee or Employee’s counsel, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.

e.    Employee may sign this Agreement prior to the end of the twenty-one (21) day consideration period, thereby commencing the mandatory seven (7) day revocation period. If the Employee does sign this Agreement before the end of the twenty-one (21) day consideration period, Employee affirms that the waiver of the twenty-one (21) day consideration period is knowing, voluntary, and not induced by Company through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the time period, or by providing different terms to those persons who sign the release prior to the expiration of the time period.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE	WYNN RESORTS, LIMITED

/s/ Marc D. Schorr		/s/ Matt Maddox
Marc D. Schorr	By:	Matt Maddox
	Its:	CFO